CONSENT OF INDEPENDENT registered public accounting firm

To the Board of Directors

PRIVATEBANCORP, INC.

We consent to the incorporation, by reference, in the Registration Statement (Nos. 333-132509 and 333-43830) on Form S-8 of PrivateBancorp, Inc. filed on March 17, 2006, and August 15, 2000, respectively, of our report dated June 17, 2008, relating to the financial statements and schedules of PrivateBancorp, Inc. Savings and Retirement Plan included in the December 31, 2007, Annual Report on Form 11-K of PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan.

/s/ MAYER HOFFMAN McCANN P.C.

Chicago, IL 60606
June 17, 2008